Filed Pursuant to Rule 433

Registration Nos. 333-214626

and 333-214626-02

**PXG DETAILS** $1.3bln Volkswagen Auto Lease Trust 2019-A (VWALT 2019-A)

Joint Leads: J.P. Morgan (struc), Credit Agricole and Mizuho

Co-Managers: Barclays, Deutsche Bank, RBC, Santander, TD

CL	AMT($MM)	WAL	S&P/F	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	235.00	0.33	A-1+/F1+	1-7	05/20	10/20	IntL+5	2.12835	2.12835	100.00000
A-2-A	472.00	1.22	AAA/AAA	7-20	06/21	03/22	EDSF+30	2.015	2.00	99.99193
A-2-B	60.00	1.22	AAA/AAA	7-20	06/21	03/22	1ML +30			100.00000
A-3	435.00	2.07	AAA/AAA	20-29	03/22	11/22	IntS+43	1.999	1.99	99.99842
A-4	98.00	2.55	AAA/AAA	29-31	05/22	08/24	IntS+50	2.030	2.02	99.99624

Expected Settle :	10/04/2019	Registration :	SEC Registered
First Pay Date :	11/20/2019	ERISA Eligible :	Yes
Expected Ratings :	S&P, Fitch	Min Denoms :	$100k x $1k
Ticker :	VWALT 2019-A	Pxing Speed :	100% PPC to Maturity
Expected Pricing :	PRICED	Bill & Deliver :	J.P. Morgan
ABS-15G Filing :	Mon, 09/23/2019

CUSIPs A-1 : 92867XAA4		Available Information:
A-2A : 92867XAB2		* Preliminary Prospectus: Attached
A-2B : 92867XAC0		* Ratings FWP: Attached
A-3 : 92867XAD8		* IntexNet/CDI: Separate Message
A-4 : 92867XAE6		* DealRoadshow.com: VWALT19A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.

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